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                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated December 22, 1998, appearing on page F-2 of Tipperary Corporation's Annual Report on Form 10-K for the year ended September 30, 1998, in the following:

   1. Registration Statement on Form S-8 (No. 333-40589) with respect to Tipperary Corporation Common Stock Issued Pursuant to the 1995 Compensatory Warrant.

   2. Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-5653) with respect to Tipperary Corporation Common Stock Issued to the Heartland Small Cap Contrarian Fund and The Acorn Fund.

   3. Registration Statement on Form S-8 (No. 33-61017) with respect to the Tipperary Corporation Common Stock Issued Pursuant to the 1987 Employee Stock Option Plan.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
December 22, 1998